Filed pursuant to Rule 424(b)(3)
                                                         SEC File No. 333-106964



                                   PROSPECTUS




                             ABLE LABORATORIES, INC.

                                2,040,000 SHARES

                                  COMMON STOCK


         The selling stockholders are offering up to 2,040,000 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

         The selling stockholders may sell these shares from time to time on the Nasdaq National Market, the Boston Stock Exchange, or otherwise. See "Plan of Distribution" on page 13 for a description of sales of the shares by the selling stockholders.

         Able's common stock is listed on the Nasdaq National Market under the symbol "ABRX" and on the Boston Stock Exchange under the symbol "AAB." The last reported sale price of the common stock on the Nasdaq National Market on July 8, 2003 was approximately $20.89 per share.



                          =============================

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                          =============================



         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                  The date of this prospectus is July 18, 2003.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.



                          =============================


                                TABLE OF CONTENTS




                                                                           Page
                                                                           ----

Summary......................................................................3
Risk Factors.................................................................5
Forward-Looking Statements...................................................8
Use of Proceeds..............................................................8
Selling Stockholders.........................................................9
Plan of Distribution........................................................13
Legal Matters...............................................................14
Experts.....................................................................14
Disclosure of SEC Position on Indemnification
   for Securities Act Liabilities...........................................14
Where You Can Find More Information.........................................14





         We own or have rights to various trademarks and trade names used in our business. These include ABLE and others. This prospectus also refers to trademarks and trade names of other companies.

================================================================================
                                     SUMMARY

         BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."


                                ABLE LABORATORIES

OUR            We develop and manufacture generic drugs. Generic drugs are the
BUSINESS:      chemical and therapeutic equivalents of brand-name drugs. They must meet the same governmental standards as the brand-name drugs they replace, and they must meet all U.S. Food and Drug
               Administration, or FDA, guidelines before they can be made or sold. We can manufacture and market a generic drug only if the patent or other government-mandated market exclusivity period for the brand-name equivalent has expired. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We estimate that the U.S. generic or multi-source drug market approximates $13 billion in annual sales. We believe that this market has grown due to a number of factors, including:

               o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it permissible for generic manufacturers to produce and market competing generic drugs;

               o managed care organizations, which typically prefer lower-cost generic drugs to brand-name products, continue to grow in importance and impact in the U.S. health care market;

               o physicians, pharmacists and consumers increasingly accept generic drugs; and

               o the efforts of the federal government and local government agencies to mandate increased use of generic drugs in order to lower the public cost of purchasing necessary pharmaceutical products.

               Our strategy is to focus on developing generic drugs that either have large established markets or are niche products with limited or no competition.

               Our facilities consist of approximately 130,000 square feet of manufacturing, warehousing, laboratory and office space, contained in five buildings in South Plainfield, New Jersey.

               Our products are highly regulated, principally by the FDA, the U.S. Drug Enforcement Agency, state governments and governmental agencies of other countries. Federal and state regulations and statutes impose certain requirements on the testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in judicially and administratively imposed sanctions.

OUR ADDRESS:   Our corporate headquarters is located at 6 Hollywood Court, South
               Plainfield, NJ 07080. The telephone number at our corporate office is (908) 754-2253, and the facsimile number is (908)
               561-4179.

================================================================================

================================================================================

RISK FACTORS:  An investment in our common stock involves substantial risks. In the section of this prospectus entitled "Risk Factors," beginning on page 5, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.




                                  THE OFFERING

COMMON STOCK   All of the 2,040,000 shares offered by this prospectus are being
OFFERED:       sold by the selling stockholders who hold or held shares of common stock which they acquired in a private investment transaction in June 2003. The shares include 440,000 shares of common stock issuable upon the exercise of additional investment rights held by the selling stockholders.


ADDITIONAL The additional investment rights are exercisable in the aggregate INVESTMENT to purchase 440,000 shares of common stock at a purchase price of
RIGHTS:        $19.00 per share. The additional investment rights are
               exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective and remain exercisable until the 60th trading day after the date on which this registration statement becomes effective.

               The additional investment rights will likely be exercised only if their exercise price is below the then-current market price of the common stock. Upon exercise of the additional investment rights, we will likely experience some degree of dilution resulting from the issuance of the shares at a price which is less than the current market price of the common stock. Also, if a large number of shares of common stock are issued upon exercise of the additional investment rights, and then resold, the additional number of shares available for sale in the public market could reduce the market price of our common stock.

USE OF         We will not receive any of the proceeds from sales of shares by
PROCEEDS:      the selling stockholders. We received proceeds from the sale of the shares of common stock offered by this prospectus and we will receive additional proceeds if, and to the extent that, the additional investment rights are exercised. This money will be used for working capital and general corporate purposes.


================================================================================

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS WE BELIEVE TO BE NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

         We have been experiencing a period of rapid growth that has been placing a strain on our resources. Revenue from our operations for the year ended December 31, 2002 increased by 170% to $52,930,121, and revenue for the first quarter of 2003 was $15,000,065. The number of our employees increased from 95 in March 2001 to 365 as of June 30, 2003. We anticipate that our revenues and business activities will continue to grow in 2003. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and our manufacturing processes and compliance programs, as well as the operational and administrative tasks associated with integrating new personnel and managing expanding operations. The challenges inherent in managing growth are significant. If we are unable to meet these challenges, we could experience a material adverse effect on the quality of our products, our ability to retain key personnel, our operating results and financial condition.

WE DEPEND ON A NUMBER OF KEY PERSONNEL, AND IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL OR CONTINUE TO ATTRACT ADDITIONAL QUALIFIED PROFESSIONALS WE MAY BE UNABLE TO CARRY OUT OUR PLANS TO MAINTAIN OR EXPAND OUR BUSINESS.

         Our future success depends, to a significant degree, on the skill, experience and efforts of our chief executive officer and the other members of our senior management team. The loss of any member of our senior management team could have a material adverse effect on our business. Also, because of the nature of our business, our ability to develop new generic drug products and to compete with our current and future competitors depends to a large extent upon our ability to attract and retain qualified scientific, technical and professional personnel. The loss of key scientific, technical or professional personnel or our failure to recruit additional key personnel could materially and adversely affect our business. There is intense competition for qualified personnel in the areas of our activities, and we cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

WE FACE INTENSE COMPETITION FROM OTHER MANUFACTURERS OF GENERIC DRUGS.

         In order to succeed in the generic drug business, we need to achieve a significant share of the market for each generic drug we market. The generic drug manufacturing and distribution business is highly competitive. We compete with several companies that are better capitalized than we are and that have financial and human resources significantly greater than ours. Because we manufacture generic drugs, our products, by their very nature, are chemically and biologically equivalent to the products of our larger and profitable competitors. Also, we believe that, as a rule, the first one or two companies to bring a generic alternative to the market will capture the highest market share for that product. We intend to compete by, among other things, being the first to market certain new generic drug products. These larger companies, with their greater resources, could bring products to market before us and could capture a significant share of the market at our expense, preventing us form executing this business strategy.

OUR REVENUES AND GROSS PROFIT FROM INDIVIDUAL GENERIC DRUG PRODUCTS ARE LIKELY TO DECLINE AS OUR COMPETITORS INTRODUCE THEIR OWN GENERIC EQUIVALENTS.

         Revenues and gross profit derived from generic drug products tend to follow a pattern based on regulatory and competitive factors that we believe to be unique to the generic pharmaceutical industry. As patents or other exclusivity periods for brand name products expire, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for the product, the first manufacturer's market share and the price of the product will typically decline. Therefore, our revenues and gross profits from individual generic pharmaceutical products are likely to decline over time as a result of increased competition. We can give no assurance that we will be able to develop new generic drug products that we believe will be necessary to achieve sufficient gross product margins.

IN SOME CIRCUMSTANCES, WE MAY RETROACTIVELY REDUCE THE PRICE OF PRODUCTS THAT WE HAVE ALREADY SOLD TO CUSTOMERS BUT THAT HAVE NOT BEEN RESOLD BY SUCH CUSTOMERS.

         In some circumstances, we may issue to our customers credits for products that we previously sold to them but that have not been resold by them. These credits effectively constitute a retroactive reduction of the price of products already sold. We estimate and record reserves with respect to these potential credits based on historical experience, our observations of buying patterns and current pricing trends. Actual credits claimed by our customers could differ significantly from those estimates.

NEW DEVELOPMENTS BY OTHER MANUFACTURERS COULD RENDER OUR PRODUCTS UNCOMPETITIVE OR OBSOLETE.

         The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant change. We expect competition to intensify as technological advances are made. New developments by other manufacturers may render our products uncompetitive or obsolete.

WE ARE OBLIGATED TO ISSUE A LARGE NUMBER OF SHARES OF COMMON STOCK AT PRICES LOWER THAN MARKET VALUE.

         We are obligated to issue a large number of shares of common stock at prices below market value. Therefore, our common stock could lose value if a large number of these shares are issued into the market. As of June 30, 2003, 15,628,848 shares of common stock were issued and outstanding. We have issued options, warrants and preferred stock, that are convertible by their holders into shares of common stock. As of June 30, 2003, we were obligated to issue up to 1,888,183 additional shares of common stock upon the conversion of our Series Q convertible preferred stock. We have also reserved 2,317,869 shares of common stock for issuance pursuant to options and warrants granted to our employees, officers, directors, consultants and investors. The holders of these convertible securities likely would only exercise their rights to acquire common stock at times when the exercise price is lower than the price at which they could buy the common stock on the open market. Because we would likely receive less than current market price for any shares of common stock issued upon exercise of options and warrants, the exercise of a large number of these convertible securities could reduce the per-share market price of common stock held by existing investors.

THE CONVERSION OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK OR THE EXERCISE OF OTHER DERIVATIVE SECURITIES MAY REDUCE THE MARKET PRICE OF OUR OUTSTANDING COMMON STOCK.

         The conversion of outstanding shares of our Series Q Preferred Stock or the exercise of other outstanding derivative securities may result in substantial dilution to the equity interests of current holders of our common stock. Specifically, public resales of our common stock following conversions of preferred stock or exercise of derivative securities may depress the prevailing market price of our common stock. Even prior to the time of actual conversions of the preferred stock or exercises of derivative securities, the perception of a significant market "overhang" resulting from the existence of our obligation to honor such conversions and exercises could depress the market price of our common stock.

THE VALUE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY AND INVESTORS COULD LOSE MONEY ON THEIR INVESTMENTS IN OUR STOCK.

         The price of our common stock has fluctuated widely in the past and it is likely that it will continue to do so in the future. The market price of our common stock could fluctuate substantially based upon a variety of factors including:

         o     quarterly fluctuations in our operating results;
         o     announcements of new products by us or our competitors;
         o     key personnel losses;
         o     sales of common stock;
         o     changes in financial estimates by securities analysts;
         o developments or announcements with respect to industry standards, regulatory matters, patents or proprietary rights; and
         o     general economic and political conditions.

         Between July 1, 2002 and July 1, 2003, the market price of our common stock fluctuated between approximately $4.30 and approximately $24.25, and was approximately $20.89 on July 8, 2003. These broad market fluctuations could adversely affect the market value of our common stock in that, at the current price, any fluctuation in the dollar price per share could constitute a significant percentage decrease in the value of a stockholder's investment.

WE MAY FACE PRODUCT LIABILITY FOR WHICH WE MAY NOT BE ADEQUATELY INSURED.

         The testing, marketing and sale of drug products for human use is inherently risky. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our products. We presently carry product liability insurance in amounts that we believe to be adequate, but we can give no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that we will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect us against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on our business, financial condition and future prospects.

INTENSE REGULATION BY GOVERNMENT AGENCIES MAY DELAY OUR EFFORTS TO COMMERCIALIZE OUR PROPOSED DRUG PRODUCTS.

         Our products and business activities are highly regulated, principally by the FDA, the U.S. Drug Enforcement Agency, state governments and governmental agencies of other countries. Federal and state regulations and statutes impose certain requirements on the testing, manufacture, labeling, storage, recordkeeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in judicially and administratively imposed sanctions, including seizures of adulterated or misbranded products, injunction actions, fines and criminal prosecutions.

WE DEPEND ON THIRD PARTIES TO SUPPLY THE RAW MATERIALS USED IN OUR PRODUCTS; ANY FAILURE TO OBTAIN A SUFFICIENT SUPPLY OF RAW MATERIALS FROM THESE SUPPLIERS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Before we can market any generic drug, we must first obtain FDA approval of the proposed drug and of the active drug raw materials that we use. We rely on third parties to supply all raw materials used in our products. All third-party suppliers and contractors are subject to FDA, and other regulatory, requirements. In many instances, our approvals cover only one source of raw materials. If raw materials from a specified supplier were to become unavailable, we would be required to file a supplement to our Abbreviated New

Drug Application to use a different manufacturer and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. Also, some of our products contain narcotic ingredients. Regulations pertaining to the sale of such drugs may prove difficult or expensive to comply with, and we and other pharmaceutical companies may face lawsuits.

IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL.

         The shares covered by the registration statement of which this prospectus forms a part, including the shares issuable upon exercise of the additional investment rights, make up approximately 13% of our issued and outstanding common stock as of June 30, 2003. Sales by our stockholders of substantial amounts of our common stock, or the perception that such sales could take place, could negatively affect the market price of our common stock. If this happens then stockholders may face difficulty in selling their shares and the price at which they may sell their share may be reduced.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

         We have not paid any cash dividends on our common stock since our inception. Furthermore, we do not anticipate paying cash dividends in the foreseeable future. As a result, investors in this offering will benefit from owning our stock only if the shares appreciate in value.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

         If you purchase shares of our common stock offered by this prospectus, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The net tangible book value attributable to our common stock (assuming conversion of all outstanding shares of preferred stock) is $35,702,517, or $2.28 per share, as of March 31, 2003.


                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, including any of our filings with the Securities and Exchange Commission incorporated herein by reference, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.


                                 USE OF PROCEEDS

         All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of common stock offered by this prospectus and we will receive additional proceeds if, and to the extent that, the additional investment rights are exercised. This money will be used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                              SELLING STOCKHOLDERS

         Of the 2,040,000 shares offered hereby, 1,600,000 shares were acquired by the selling stockholders from us in a private placement on June 30, 2003 and 440,000 shares are issuable upon the exercise of additional investment rights acquired by the selling stockholders from us in the private placement.

         The initial holders, or their pledgees, donees, distributees, transferees or other successors-in-interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as the selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

         The following table sets forth, for each selling stockholder, the amount of common stock owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). No selling stockholder has had any position, office or other relationship material to Able Laboratories or any of our affiliates within the past three years.

                              SELLING STOCKHOLDERS

                                                                SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                              OWNED PRIOR TO OFFERING  NUMBER OF  OWNED AFTER OFFERING (1)
                                                               ---------------------    SHARES     ----------------------
NAME                                                            NUMBER    PERCENT(2)    OFFERED      NUMBER    PERCENT(2)
-------------------------------------                          --------   ----------   ---------   ----------  ----------
Mainfield Enterprises, Inc. (3)                                 765,000     4.84%       765,000           0       *

Cranshire Capital, L.P. (4)                                     197,625     1.26%       197,625           0       *

UMBTRU (5)                                                      183,750     1.17%        63,750     120,000       *

Highline Capital Partners, L.P. (6)                              63,273       *          35,573      27,700       *

Highline Capital Partners QP, LP (7)                             93,945       *          50,745      43,200       *

Highline Capital International, Ltd. (8)                        181,695     1.16%       104,295      77,400       *

Barry Escott (9)                                                  1,037       *             637         400       *

Rx Healthcare Partners I LP (10)                                  8,640       *           7,140       1,500       *

Rx Healthcare Partners II LP (11)                                81,920       *          67,320      14,600       *

Rx Healthcare Overseas Fund (12)                                 63,140       *          53,040      10,100       *

Perry Partners, LP (13)                                          52,288       *          52,288           0       *

Perry Partners International, Inc. (14)                         138,962       *         138,962           0       *

UBS O'Connor LLC f/b/o PIPES Corporate Strategies Ltd. (15)      31,875       *          31,875           0       *

UBS O'Connor LLC f/b/o O'Connor Global
  Convertible Arbitrage Master Limited (16)                      31,875       *          31,875           0       *

Smithfield Fiduciary LLC (17)                                   197,625     1.26%       197,625           0       *

Everspring Master Fund Ltd. (18)                                 25,500       *          25,500           0       *

Sovereign Global Australian US Smaller Fund (19)                 13,210       *           5,610       7,600       *

Schroder International Selection US Smaller Cos. Fund (20)      148,850       *          58,650      90,200       *

Schroder US Opportunities Fund (21)                              15,440       *           7,140       8,300       *

Wells Fargo Small Cap Opportunities Fund (22)                   139,200       *          56,100      83,100       *

SF Capital Partners Ltd. (23)                                    89,250       *          89,250           0       *

--------------------
 *   Less than 1%.

(1) Assumes that all shares of common stock offered in this prospectus will be sold.

(2) Based on 15,628,848 shares of common stock issued and outstanding as of June 30, 2003, plus, for each person, such number of shares of common stock subject to additional investment rights held by such person that become exercisable within 60 days of the date of this table.

(3) Includes 165,000 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an investment management agreement Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares.

(4) Includes 42,625 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin, and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(5) Includes 13,750 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Oberweis Asset Management, Inc. is a registered investment advisor and has voting control and investment discretion over securities held by UMBTRU. Oberweis Asset Management, Inc. also has voting and investment decision authority over an additional 181,960 shares and investment decision authority over an additional 120,000 shares held by other clients of Oberweis Asset Management, Inc. Oberweis Asset Management, Inc. disclaims beneficial ownership of the securities held by UMBTRU.

(6) Includes 7,673 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Jacob Doft, as Managing Member of Highline Capital Holdings, LLC, the general partner of Highline Capital Partners, L.P., has voting control and investment discretion over securities held by Highline Capital Partners, L.P. Each of Jacob Doft and Highline Capital Holdings, LLC disclaim beneficial ownership of the shares held by Highline Capital Partners, L.P.

(7) Includes 10,945 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Jacob Doft, as Managing Member of Highline Capital Holdings, LLC, the general partner of Highline Capital Partners QP,

     LP, has voting control and investment discretion over securities held by Highline Capital Partners QP, LP. Each of Jacob Doft and Highline Capital Holdings, LLC disclaim beneficial ownership of the shares held by Highline Capital Partners QP, LP.

(8) Includes 22,495 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Highline Capital Management, LLC is the investment manager of Highline Capital International, Ltd. and consequently has voting control and investment discretion over securities held by Highline Capital International, Ltd. Jacob Doft is the Managing Member of Highline Capital Management, LLC. Each of Jacob Doft and Highline Capital Management, LLC disclaim beneficial ownership of the shares held by Highline Capital International, Ltd.

(9) Includes 137 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Jacob Doft, as Managing Member of Highline Capital Management, LLC, pursuant to an account management arrangement, has voting control and investment discretion over securities held by Barry Escott. Each of Jacob Doft and Highline Capital Management, LLC disclaim beneficial ownership of the shares held by Barry Escott.

(10) Includes 1,540 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Rx Associates LLC ("Rx Associates") is the general partner of Rx Healthcare Partners I LP ("Rx Healthcare I") and consequently has voting control and investment discretion over securities held by Rx Healthcare I. Teena Lerner controls Rx Associates. Each of Rx Associates and Teena Lerner disclaims beneficial ownership of the securities held by Rx Healthcare I.

(11) Includes 14,520 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Rx Associates LLC ("Rx Associates") is the general partner of Rx Healthcare Partners II LP ("Rx Healthcare II") and consequently has voting control and investment discretion over securities held by Rx Healthcare II. Teena Lerner controls Rx Associates. Each of Rx Associates and Teena Lerner disclaims beneficial ownership of the securities held by Rx Healthcare II.

(12) Includes 11,440 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Rx Capital Management LP ("Rx Capital") is the investment manager of Rx Healthcare Overseas Fund ("Rx Overseas") and consequently has voting control and investment discretion over securities held by Rx Overseas. Teena Lerner controls Rx Capital (through a controlling interest in its general partner, Rx GP LLC). Each of Rx Capital, Rx GP LLC and Teena Lerner disclaims beneficial ownership of the securities held by Rx Overseas.

(13) Includes 11,278 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Perry Corp. is the general partner of Perry Partners, LP and consequently has voting control and investment discretion over securities held by Perry Partners, LP. Richard Perry, is the President of Perry Corp. Richard Perry and Perry Corp. disclaims beneficial ownership of the securities held by Perry Partners, LP.

(14) Includes 29,972 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Perry Corp. is the investment manager of Perry Partners International, Inc. and consequently has voting control and investment discretion over securities held by Perry Partners International, Inc. Richard Perry, is the President of Perry Corp. Richard Perry and Perry Corp. disclaims beneficial ownership of the securities held by Perry Partners International, Inc.

(15) Includes 6,875 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. UBS O'Connor LLC has voting control and investment discretion over securities held by UBS O'Connor LLC f/b/o PIPES Corporate Strategies Ltd.

(16) Includes 6,875 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. UBS O'Connor LLC has voting control and investment discretion over securities held by UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Limited.

(17) Includes 42,625 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(18) Includes 5,500 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Theodore E. Kalem and Brian S. Yeh, as managing members of Everspring Capital, LLC, Everspring Master Fund Ltd's investment manager, have voting control and investment discretion over securities held by Everspring Master Fund Ltd.

(19) Includes 1,210 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Sovereign Global Australian Smaller Fund.

(20) Includes 12,650 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Schroder International Selection US Smaller Cos. Fund.

(21) Includes 1,540 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Schroder US Opportunities Fund.

(22) Includes 12,100 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Wells Fargo Small Cap Opportunities Fund.

(23) Includes 19,250 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Brian J. Stark and Michael A. Roth, as managing members of Staro Asset Management, LLC, the investment manager, have voting control and investment discretion over securities held by SF Capital Partners Ltd. Each of Brian J. Stark, Michael A. Roth and Staro Asset Management, LLC disclaims beneficial ownership of the shares held by SF Capital Partners Ltd.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o    privately negotiated transactions;
o    short sales;
o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
o    a combination of any such methods of sale; and
o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents

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
and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.


                                  LEGAL MATTERS

         Foley Hoag LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.


                                     EXPERTS

         The financial statements as of December 31, 2002 and 2001 and for each of the three fiscal years during the period ended December 31, 2002, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Wolf & Company, P.C., independent certified public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Wolf & Company, P.C., as experts in accounting and auditing.


                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Able, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 1-11352):

         o     Our Annual Report on Form 10-K for the year ended December 31,
               2002;

         o     Our Quarterly Report on Form 10-Q for the quarter ended March 31,
               2003;

         o The "Description of Securities" contained in our Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating that description;

         o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

         o Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

         You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                                    Investor Relations
                                    Able Laboratories, Inc.
                                    6 Hollywood Court,
                                    South Plainfield, NJ 07080
                                    Telephone:  (908) 754-2253

         The internet address of our website is www.ablelabs.com. Our website provides a link to the SEC's website through which our annual, quarterly and current reports, and amendments to those reports, are available free of charge. We believe these reports are made available as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

         This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.



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